                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A


                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): March 4, 1996



                          ROMAC INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



          Florida                     0-26058                   59-3264661
          -------                     -------                   ----------
(State or other jurisdiction   (Commission File Number)        (IRS Employer
     of incorporation)                                      Identification No.)


          120 West Hyde Park Place, Suite 200, Tampa, Florida 33606
- --------------------------------------------------------------------------------
              Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (813)-258-8855
                                                   -----------------------------


                                     N/A
- --------------------------------------------------------------------------------
        (Former name of former address, if changed since last report.)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Romac International, Inc. hereby amends its current report on Form 8-K dated March 4, 1996 (filed on March 19, 1996) to include the financial statements and exhibits referenced below.





                a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.                                                   PAGE
                                                                                                                     ----
                Independent Certified Public Accountant Report on the Financial Statements                              6
                Balance Sheets as of December 31, 1994 and 1995                                                         7
                Statements of Operations and Retained Earnings for Years Ended December 31, 1994
                and 1995                                                                                                8
                Statements of Cash Flow for Years Ended December 31, 1994 and 1995                                      9
                Notes to Financial Statements                                                                          10

                b)      PRO FORMA FINANCIAL INFORMATION
                Introduction to Unaudited Pro Forma Consolidated Financial Information                                 12
                Pro Forma Consolidated Balance Sheet as of December 31, 1995 (Unaudited)                               13
                Notes to Pro Forma Consolidated Balance Sheet as of December 31, 1995 (Unaudited)                      14
                Pro Forma Consolidated Statement of Operations for the years ended December 31, 1995
                  (Unaudited)                                                                                          15
               [Notes to Pro Forma Consolidated Statements of Operations for the year ended December 31,
                1995 (Unaudited)                                                                                       16

                c)      EXHIBITS

                        Exhibits 23.1-Consent of Robert J. Dennehy



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                ROMAC INTERNATIONAL, INC.
                                        (Registrant)

                                By: /s/ Peter Dominici
                                   ---------------------------------------
                                   Peter Dominici, Chief Financial Officer
                                   Secretary and Treasurer

                                Date: May 9, 1996

                         STRATEGIC OUTSOURCING, INC.

                             FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
Strategic Outsourcing, Inc.

In my opinion, the accompanying balance sheets and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Strategic Outsourcing, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Strategic Outsourcing, Inc.'s management; my responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits of these statements in accordance with generally accepted auditing standards which require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for the opinion expressed above.


/s/ Robert J. Dennehy
ROBERT J. DENNEHY
Medfield, Massachusetts
May 8, 1996

                          STRATEGIC OUTSOURCING, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1994         1995
                                                                        ----------   ----------
                                            ASSETS
Current assets:
  Cash................................................................  $   55,363   $   77,317
  Trade receivables, less allowance for doubtful accounts of
     $0 and $6,000 in 1994 and 1995, respectively.....................   1,083,191    1,199,219
  Prepaid expenses and other current assets ..........................       3,750       14,640
                                                                        ----------   ----------
          Total current assets........................................   1,142,304    1,291,176
Furniture and equipment, net (Note 3).................................     165,794      148,562
Other assets..........................................................      11,425       11,425
                                                                        ----------   ----------
          Total assets................................................  $1,319,523   $1,451,163
                                                                         =========    =========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other current liabilities......................  $   88,664   $   77,276
  Accrued payroll costs...............................................     135,156      102,140
  Current taxes payable...............................................         456        7,000
  Deferred income.....................................................     104,656       72,452
  Current maturities of notes payable (Note 4)........................     202,000            0
                                                                        ----------   ----------
          Total current liabilities...................................     530,932      258,868
Commitments and contingencies (Note 6)
Stockholders' Equity:
  Common stock, no par value; 15,000 shares authorized, 2,000
     shares issued and outstanding....................................          --           --
  Paid-in capital.....................................................       2,000        2,000
  Retained earnings...................................................     786,591    1,190,295
                                                                        ----------   ----------
          Total stockholders' equity..................................     788,591    1,192,295
                                                                        ----------   ----------
          Total liabilities and stockholders' equity..................  $1,319,523   $1,451,163
                                                                         =========    =========

   The accompanying notes are an integral part of these financial statements.

                          STRATEGIC OUTSOURCING, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                          FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1994         1995
                                                                        ----------   ----------
Net service revenues..................................................  $5,737,968   $7,134,637
Direct costs of services..............................................   2,630,941    3,538,338
                                                                        ----------   ----------
  Gross profit........................................................   3,107,027    3,596,299
Selling, general and administrative expenses..........................   2,633,550    3,115,000
Depreciation..........................................................      64,796       67,213
Other income..........................................................       1,857       (1,907)
                                                                        ----------      --------
Income before taxes...................................................     406,824      415,993
Provision for taxes...................................................         456        7,000
                                                                        ----------   ----------
  Net income..........................................................  $  406,368   $  408,993
                                                                         =========    =========
Retained earnings:
  Beginning of year...................................................  $  512,748   $  786,591
  Less distributions..................................................    (132,525)      (5,288)
                                                                        ----------   ----------
  End of year.........................................................  $  786,591   $1,190,295
                                                                         =========    =========
Net income per share..................................................  $   203.18   $   204.50
                                                                         =========    =========
Weighted average shares outstanding (Note 1)..........................       2,000        2,000
                                                                         =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                          STRATEGIC OUTSOURCING, INC.

                            STATEMENT OF CASH FLOWS

                                                                          FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994        1995
                                                                         ---------   ---------
Cash flows from operating activities:
  Net income...........................................................  $ 406,368   $ 408,993
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation......................................................     64,796      67,213
     Provision for losses on accounts receivable.......................         --       6,000
  (Increase) decrease in operating assets:
     Trade receivables.................................................   (569,188)   (122,028)
     Prepaid expenses..................................................      3,131     (10,890)
  Increase (decrease) in operating liabilities:
     Accounts payable and other accrued liabilities....................     (5,067)    (11,388)
     Accrued payroll costs.............................................     66,615     (33,016)
     Deferred income...................................................    104,656     (32,204)
     Current taxes payable.............................................         --       6,544
                                                                         ---------   ---------
          Cash provided by operating activities........................     71,311     279,224
Cash flows from investing activities:
  Capital expenditures.................................................    (99,087)    (49,981)
                                                                         ---------   ---------
     Cash used in investing activities.................................    (99,087)    (49,981)
Cash flows from financing activities:
  Proceeds from note payable...........................................    202,000          --
  Payments on note payable.............................................         --    (202,000)
  Repayment of stockholder loan........................................    (98,680)         --
  Distributions........................................................   (132,525)     (5,289)
                                                                         ---------   ---------
          Cash used in financing activities............................    (29,205)   (207,289)
Increase (decrease) in cash............................................    (56,981)     21,954
Cash at beginning of year..............................................    112,344      55,363
                                                                         ---------   ---------
Cash at end of year....................................................  $  55,363   $  77,317
                                                                         =========   =========
Supplemental disclosures of cash flow information:
  Cash paid for interest...............................................  $   1,916   $   1,696
  Cash paid for taxes..................................................        456         456

   The accompanying notes are an integral part of these financial statements

                             STRATEGIC OUTSOURCING

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Strategic Outsourcing, Inc. (the "Company") was formed in 1989 as a human resources consulting firm that specializes in assisting companies in implementing a wide variety of outsourcing, outplacement, and career planning programs. The Company serves primarily the Northeast United States market area.

  Furniture and Equipment

     Furniture and equipment are carried at cost, less accumulated depreciation. Major additions are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation is computed using the modified accelerated cost recovery method over the estimated useful lives of the assets.

  Revenue Recognition

     Net service revenues consist of sales less credits and discounts. The Company recognizes revenue for Contract Services based on hours worked by assigned personnel on a weekly basis. Outplacement services are billed for the total fee for the program selected and recognized over the period services are rendered. Deferred income reflects those outplacement services billed but not rendered as of year end.

  Major Customers

     The Company provided human resources services of $1,253,246 and $958,543 in 1994 and 1995, respectively, to customers representing approximately 22% and 13% of total service revenues for 1995 and 1994, respectively.

  Income Taxes

     The Company, with the consent of its shareholders, has elected to have its income taxed under Section 1362 of the Internal Revenue Code. Under those provisions the Company is not taxed directly for federal purposes, for the years ended December 31, 1994 and 1995. Instead, the taxable income of the Company is included in the income tax return of the individual shareholders. Accordingly, there is no federal provision for income taxes included in the operating results of the Company.

  Earnings Per Share

     Earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair values of the Company's financial instruments are estimated based on current market rates and instruments with the same risk and maturities.

                             STRATEGIC OUTSOURCING

The fair values of cash, accounts receivable, accounts payable and current portion of note payable approximate the carrying values of these financial instruments.

3. FURNITURE AND EQUIPMENT

     Major classifications of furniture and equipment and related asset lives are summarized as follows:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                         USEFUL LIFE     1994          1995
                                                         -----------   ---------     ---------
    Furniture, fixtures and equipment..................    7 years     $ 250,987     $ 255,973
    Computer equipment.................................    5 years       149,763       194,758
                                                                       ---------     ---------
                                                                         400,750       450,731
    Less accumulated depreciation......................                 (234,956)     (302,169)
                                                                       ---------     ---------
                                                                       $ 165,794     $ 148,562
                                                                       =========     =========

4. LINE OF CREDIT

     The Company maintains a $300,000 bank line of credit arrangement with the Bank of Boston under which $202,000 was outstanding at December 31, 1994. Amounts borrowed on the line bear interest at the prime rate plus 1.25% and is secured by all business assets of the Company and personally guaranteed by the stockholders. The use of this line generally is restricted to the extent that the Company is required periodically to liquidate its indebtedness to the bank for 30 days each year. Effective August 1995, the Company terminated its agreement with the Bank of Boston and entered into a new one year facility in the amount of $400,000 with Merrill Lynch. Amounts borrowed on the line bear interest at the prime rate plus 1.0% and is secured by all of the business assets of the Company and personally guaranteed by the stockholders. Additionally, the Company is subject to various covenants under the line of credit agreement.

     At December 31, 1995 and 1994, the Company was in compliance with these covenants. The line was terminated on March 4, 1996 (see Note 8).

5. DISTRIBUTIONS TO SHAREHOLDERS

     The Company distributed $132,525 and $5,289 in 1994 and 1995, respectively, to two stockholders in 1995, a portion of which was to fund the stockholders' individual income tax liability related to the S corporation taxable earnings.

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Future minimum lease payments under operating leases are summarized as follows:

                                       YEAR                                 AMOUNT
          ---------------------------------------------------------------  --------
          1996...........................................................  $192,968
          1997...........................................................   158,850
          1998...........................................................   114,264
          1999...........................................................   114,264
          2000...........................................................    28,566

7. RELATED PARTY TRANSACTION

     During 1994, a stockholder loan in the amount of $98,680 was repaid to the Company.

8. SUBSEQUENT EVENT

     On March 4, 1996, the Company completed the sale of the intangible assets and net fixed assets to Romac International, Inc. The sale price, including a non-compete agreement, is in excess of the net book value of the assets acquired and is subject to adjustment upon attainment of certain operating results.

                INTRODUCTION TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL INFORMATION

The following unaudited pro forma consolidated information for the year ended December 31, 1995 has been prepared to reflect the financial position of Romac International, Inc. (the "Company") as if the acquisitions of Venture Networks Corporation, Inc. ("Venture Networks") in January 1996, PCS Group, Inc. ("PCS") in February 1996, and Strategic Outsourcing, Inc. ("Strategic Outsourcing") in March 1996, had occurred effective January 1, 1995.

                          VENTURE NETWORKS ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired Venture Networks for $1.1 million in cash and is subject to an earn-out agreement wherein all earnings before income taxes of Venture Networks in excess of $325,000 for the years ending December 31, 1996, 1997 and 1998, shall be paid to Venture Networks' prior owners in the form of additional purchase price. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.

                                PCS ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired PCS for approximately $2.3 million in cash and is subject to an earn-out agreement wherein two times all earnings before income taxes of PCS in excess of $500,000, for the years ending December 31, 1996, 1997 and 1998, shall be paid to PCS's prior owners in the form of additional purchase price, to a cumulative maximum dollar amount of $1.2 million. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.

                       STRATEGIC OUTSOURCING ACQUISITION

     The acquisition was treated as a purchase for financial reporting purposes. The Company acquired Strategic Outsourcing for approximately $2.5 million in cash and is subject to an earn-out agreement wherein two times all earnings before income taxes of Strategic Outsourcing in excess of $500,000 and 50% of any earnings before income taxes greater than $1.0 million for the years ending December 31, 1996, 1997, and 1998, shall be paid to Strategic Outsourcing's prior owners in the form of additional purchase price. The agreement also calls for a minimum payout of $500,000, $600,000, and $600,000 for fiscal years 1996, 1997 and 1998 if Strategic Outsourcing's earnings before income taxes exceed $625,000, $750,000, and $750,000, respectively. The transaction was financed by the proceeds of the Company's initial public offering which had been invested in short-term securities since August 1995.

                               -----------------

     The unaudited pro forma consolidated financial statements are derived, in part, from historical financial statements and should be read in conjunction with those financial statements and the notes thereto. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred if the assumed transactions had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma consolidated statement of income should be read in conjunction with the separate historical consolidated financial statements of Romac International, Inc. and in conjunction with the related assumptions and notes to these unaudited pro forma consolidated financial statements.

                              ROMAC INTERNATIONAL

                        PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1995

                                  (UNAUDITED)

                                                                 Historical
                                                      ---------------------------------
                                                          Romac        Venture    PCS     Strategic      Pro Forma
                                                      International   Networks   Group   Outsourcing    Adjustments   Pro Forma
                    ASSETS

Current Assets:

  Cash and cash equivalents                               619,766          275    9,104     77,317       (86,696)(b)     619,766
  Short-term investments                                7,903,559                                     (5,883,000)(a)   2,020,559
  Trade receivables, net of allowance for doubtful
    accounts of $623,150, $10,000, and $17,903,
    respectively                                        7,353,790      322,307  622,838  1,199,219    (2,144,364)(b)   7,353,790
  Notes receivable from franchisees, current              136,464                                                        136,464
  Receivables from related parties, current               186,219                19,596                  (19,596)(b)     186,219
  Deferred tax asset                                      308,374                                                        308,374
  Prepaid expenses and other current assets               321,276                 1,504     14,640       (16,144)(b)     321,276

    Total current assets                               16,829,448      322,582  653,042  1,291,176    (8,149,800)     10,946,448

  Notes receivable from franchisees, less current
    portion                                                20,000                                                         20,000
  Receivables from related parties, less current
    portion                                               486,513                                                        486,513
  Deferred tax asset                                      118,505                                                        118,505
  Furniture and equipment, net                          2,405,284       26,419   20,836    148,562       (20,836)      2,580,265
  Other assets, net                                     1,091,944                11,275     11,425     5,685,319 (a)   6,799,963

    Total assets                                       20,951,694      349,001  685,153  1,451,163    (2,485,317)     20,951,694

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and other accrued liabilities          673,332        3,210  114,093     77,276      (194,579)(b)     673,332
  Accrued payroll costs                                 1,457,901      217,045   93,438    102,140      (412,623)(b)   1,457,901
  Current portion of notes payable and capital
    lease obligations                                     208,072       30,000  187,047                 (217,047)(b)     208,072
  Deferred income                                                                80,969     72,452      (165,969)(b)     (12,548)
  Current portion of payables to related parties           23,000                 1,979                   (1,979)(b)      23,000
  Income taxes payable                                    572,546                            7,000        (7,000)(b)     572,546

    Total current liabilities                           2,934,851      250,255  477,526    258,868      (999,197)      2,922,303

Notes payable and capital lease obligations               494,485                                                        494,485
Payables to related parties, less current portion           5,993                                                          5,993
Other long-term liabilities                               592,105                                                        592,105

    Total liabilities                                   4,027,434      250,255  477,526    258,868      (999,197)      4,014,886

Commitments and contingencies

Stockholders' Equity:

  Preferred stock
  Common stock                                             49,831            0      100                     (100)(b)      49,831
  Additional paid-in capital                           13,222,246                 4,902      2,000        (6,902)(b)  13,222,246
  Stock subscriptions receivable                          (17,589)                                                       (17,589)
  Retained earnings                                     4,594,740       98,746  202,625  1,190,295    (1,479,118)(b)   4,607,288
  Less: reacquired stock at cost                         (924,968)                                                      (924,968)
    Total stockholders' equity                         16,924,260       98,746  207,627  1,192,295    (1,486,120)     16,936,808

    Total liabilities and stockholders' equity         20,951,694      349,001  685,153  1,451,163    (2,485,317)     20,951,694


                          ROMAC INTERNATIONAL, INC.

              NOTES TO UNAUDITED PROFORMA COMBINED BALANCE SHEET

BALANCE SHEET ADJUSTMENT-The following pro forma adjustments were made:

(a) To reflect purchase accounting adjustments for the allocation of purchase price and to reflect the use of cash for the acquisition:


Venture Networks-all assets except cash and accounts
receivable for $1,100,000                                       $1,073,581

PCS-all intangible assets for $2,283,000             2,283,000

Less: PCS other assets not acquired                    (11,275)  2,271,725
                                                     ---------  ----------
Strategic Outsourcing, Inc.-Intangible Assets and
  Net Fixed Assets                                   2,500,000

Purchase Price allocated to Tangible Assets           (159,987) $2,340,013
                                                     ---------  ----------
                                                                $5,685,319
                                                                ==========

(b) To adjust for assets and liabilities not acquired from Venture Networks PCS and Strategic Outsourcing acquisitions.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                             HISTORICAL
                        -----------------------------------------------------
                            ROMAC        VENTURE        PCS        STRATEGIC     PRO FORMA
                        INTERNATIONAL    NETWORKS      GROUP      OUTSOURCING   ADJUSTMENTS      PRO FORMA
                        -------------   ----------   ----------   -----------   -----------     -----------
Net service
  revenues............   $ 45,654,862   $2,112,322   $3,583,233   $ 7,134,637                   $58,485,054
Direct Cost of
  Services............     25,460,019      753,031    2,355,382     3,538,338                    32,106,770
                        -------------   ----------   ----------   -----------                   -----------
          Gross
  Profit..............     20,194,843    1,359,291    1,227,851     3,596,299                    26,378,284
Selling, general and
  administrative
  expenses............     15,231,842    1,170,532      868,095     3,115,000    $(500,000)(a)   19,885,469
Depreciation and
  amortization
  expense.............        511,961        9,130       13,334        67,213      423,600(b)     1,025,238
Other (income)
  expenses:
  Dividend and
     interest
     (income).........       (213,936)                                             201,300(c)       (12,636)
  Interest expense....        133,033        3,240        2,251         1,696                       140,220
  Other (income)
     expense, net.....       (489,350)                   (2,298)       (3,603)                     (495,251)
                        -------------   ----------   ----------   -----------   -----------     -----------
          Income
            before
            income
            taxes.....      5,021,293      176,389      346,469       415,993     (124,900)       5,835,244
Provision for income
  taxes...............      2,008,497           --           --         7,000      318,600(d)     2,334,097
                        -------------   ----------   ----------   -----------   -----------     -----------
          Net
            income....   $  3,012,796   $  176,389   $  346,469   $   408,993    $(443,500)     $ 3,501,147
                           ==========    =========    =========     =========    =========       ==========
Net income per
  share...............                                                                          $      0.82
                                                                                                 ==========
Weighted average
  shares
  outstanding.........                                                                            4,243,927

    See Notes to the Unaudited Pro Forma Consolidated Statements of Income.

                           ROMAC INTERNATIONAL, INC.

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS

Basis of Recording the Transactions. The accompanying pro forma consolidated income statement for the year ended December 31, 1995 has been prepared to reflect the operations of the Company as if the following had occurred on January 1, 1995: (i) the acquisition of Venture Networks Corporation, Inc.;
(ii) the acquisition of PCS Group, Inc.; and (iii) the acquisition of Strategic Outsourcing, Inc.

     Statements of Income Adjustments. The following pro forma adjustments were made to the historical statements of the Company.

     (a) This adjustment relates to non-recurring selling, general and administrative expenses primarily due to eliminated employee salaries and related benefits of $330,000; third party accounts receivable processing fees of approximately $101,000; legal fees related to a liability not assumed in the acquisition of $30,000; rent expense of $20,000; and related party expenses of $19,000.

                                                        FOR THE
                                                      YEAR ENDED
                                                   DECEMBER 31, 1995
                                                   -----------------
    Venture Networks.............................           $     --
    PCS..........................................          (200,000)
    Strategic Outsourcing........................          (300,000)
                                                   -----------------
              Total..............................         $(500,000)
                                                   =================

     (b) This adjustment reflects the increase in amortization expense related to the goodwill and other intangible assets recorded under the purchase method of accounting for the following acquisitions:

                                                      YEAR ENDED
                                                   DECEMBER 31, 1995
                                                   -----------------
    Venture Networks.............................           $ 84,900
    PCS..........................................            181,400
    Strategic Outsourcing........................            157,300
                                                   -----------------
              Total..............................           $423,600
                                                   =================

     (c) This adjustment reflects the decrease in dividend and interest income as investments were used to finance the acquisitions. The weighted average interest rate for 1995 for the Company was 5.95%.

     (d) This adjustment reflects the increase to income tax expense based on the pro forma adjustments to income before provision for income taxes and as if Venture Networks, PCS and Strategic Outsourcing were taxable as C corporations based on the Company's effective tax rate of approximately 40%.

                                EXHIBIT INDEX


Exhibit Number                                 Description
- --------------                                 -----------

     23.1                               Consent of Robert J. Dennehy